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                                                                   Exhibit 10.17

August 8, 2000


Joseph M. Wetzel
7948 South Clayton Circle
Littleton, CO  80122

Dear Joe,

I am excited to offer you an opportunity to join Mpower Communications Corporation's senior management team. From our recent conversations, I am convinced you can play a key role in positioning Mpower to be an important player in the communications and data industry.

As we have discussed, I am trying to develop a senior management team which will focus its attention on Mpower: its culture, values and share price (rather than on individual goals and objectives). To this end, I am confident that your experience, skills and effort will play an important role in the company's success. Therefore, this letter serves as an employment offer from Mpower.

The position, salary and benefit structure are as follows:

-    Position of President, Chief Operations Officer;

-    Base compensation at $250,000 annually;

- Annual target bonus of 75% of base salary contingent upon achieving established corporate, functional and individual goals. For the year 2000 you are guaranteed half of this amount ($100,000);

- Grant of 200,000 split-adjusted Mpower stock options with a strike price based on the closing price on 9/30/00 (vesting evenly over a four-year period). In addition, you will be granted at least 75,000 additional split-adjusted options no later than 6/30/01;

- Severance pay of 24 months base salary if you are terminated without cause or due to a change in control or have a material change in your job upon a change in control. (The terms "cause", "change in control", and "material change" will be defined in your employment agreement.);

- $300,000 signing bonus which is payable now, but vests equally over three years. If you voluntarily terminate your employment or if you are terminated for cause prior to vesting, all unvested amounts will be forfeited and you will be required to repay such amounts;
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Joseph Wetzel
August 8, 2000
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-    $750 per month allowance for company car which will be grossed up for taxes;

- One country club membership in Rochester, NY area with the cost grossed up for taxes;

- Vacation, holiday and health benefits as addressed in Mpower's Employee Handbook.

Assuming you accept Mpower's employment offer, the effective date of your employment will be September 1, 2000.

This letter is not intended to deal with all employment issues but instead focuses on those considered of primary importance. In addition, this letter will confirm that employment with Mpower is at will, which means you may resign at any time and the company may terminate you at any time, with or without cause. By signing below you acknowledge you are not precluded from employment by Mpower due to any other arrangement or agreement. If you have any questions, please call me at 716-218-6541.


Sincerely,                                      Accepted:



Rolla P. Huff                                   _______________________________
President &                                     Signature                  Date
Chief Executive Officer